EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.
950 Third Avenue, 5th Floor
New York, NY 10022

CONTACTS:	Donna Granato
Director, Finance & Investor Relations
646-429-1809
dgranato@mdc-partners.com

MDC PARTNERS INC. COMPLETES $185 MILLION NEW DEBT FINANCING

PROCEEDS TO BE USED TO REPAY EXISTING CREDIT FACILITY AND
FOR GROWTH OF THE COMPANY’S OPERATIONS

New York, NY (June 19, 2007) - MDC Partners Inc. (Nasdaq: MDCA; TSX: MDZ.A) today announced that it has successfully completed a new $185 million financing.  This financing consists of a $55 million revolving credit facility, a $60 million term loan and a $70 million delayed draw term loan. The five year facility will mature in June 2012.

This financing was provided by Fortress Credit Corp., an affiliate of Fortress Investment Group LLC, and Wells Fargo Bank. This facility will replace the Company’s existing $96.5 million credit facility that was originally expected to mature on September 22, 2007.

“We are very pleased with our new financing. This new and expanded facility will give us greater capacity and flexibility to finance our expanding operations and to implement our growth plans over the next several years,” said Miles Nadal, Chairman and Chief Executive Officer.

About MDC Partners Inc.

MDC Partners is a leading provider of marketing communications services to clients in North America, Europe and Latin America. Through its partnership of entrepreneurial firms it provides advertising, specialized communications and consulting services to leading brands. MDC Partners’ philosophy emphasizes the utilization of strategy and creativity to drive growth for its clients. MDC Partners is “The Place Where Great Talent Lives”. MDC Partners Class A shares are publicly traded on the NASDAQ under the symbol “MDCA” and on the Toronto Stock Exchange under the symbol “MDZ.A”.